Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2011, with respect to the consolidated financial statements included in the Annual Report of Pacific Mercantile Bancorp on Form 10-K as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008. We hereby consent to the incorporation by reference of our report in the Registration Statements of Pacific Mercantile Bancorp on Forms S-8 (File No. 333-65634, effective July 23, 2001 and File No. 333-123853, effective April 5, 2005).

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

March 31, 2011